Exhibit 2.1

AMENDMENT TO ASSET PURCHASE AGREEMENT
BETWEEN VOIP INC. AND WQN, INC.

The within is an Amendment to the Asset Purchase Agreement executed on June 27, 2007 between VOIP INC. , a Texas corporation (the “Company Parent”), VOIP SOLUTIONS, INC., a Florida corporation (the “Company”), and WQN, INC., a Texas corporation (the “Purchaser”).

WHEREAS, the Company Parent, the Company and the Purchaser entered into an asset purchase agreement executed on June 27, 2007 (the “Purchase Agreement”);

WHEREAS, the Purchase Agreement inadvertently refers to the Company as a Delaware corporation;

WHEREAS, the parties desire to correct the reference to the proper party; and

WHEREAS, the parties also desire to change the address in section 3.1 of the Purchase Agreement to refer to the Parent Company’s address.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, IT IS MUTUALLY AGREED AS FOLLOWS:

1.	The first paragraph of the Purchase Agreement is amended to refer to the Company as a corporation organized under the laws of the state of Florida.

2.	The address referred to in section 3.1 of the Purchase Agreement is amended to be the offices of the Company Parent, 151 So. Wymore Road, Suite 3000, Altamonte Springs, Florida 32714.

3.	The parties ratify and confirm all other provisions of the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned have set their hands and seals this 3rd day of July, 2007.

VOIP INC.

By:	/s/ Robert Staats
Robert Staats, Chief Accounting Officer

VOIP SOLUTIONS, INC. (Florida)

By:	/s/ Robert Staats
Robert Staats, Chief Accounting Officer

WQN, INC.

By:	/s/ Steven Ivester
Steven Ivester, CEO